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                                                                     EXHIBIT 8.2

                       [LETTERHEAD OF PELLERANO & HERRERA]

                                                October 8, 2001

TRICOM, S.A.
Avenida Lope de Vega No. 95
Santo Domingo, Dominican Republic

Re:   Registration Statement on Form F-3
      Matter:  662*980013464

Ladies and Gentlemen:

Reference is hereby made to the prospectus (the "Prospectus"), which constitutes part of the registration statement on Form F-3 (File No. 333-65842) ("Registration Statement") filed with the Securities and Exchange Commission by TRICOM, S.A. in connection with the registration for issuance and sale of shares of TRICOM, S.A.'s Class A Common Stock, par value RD$10 per shares ("Class A Common Stock"), under the Securities Act of 1933, as amended.

We are of the opinion that the statements set forth under the captions "Tax Considerations of the Rights Offering - Dominican Republic Tax Considerations" and "Tax Considerations of Owning Shares - Dominican Republic Tax Considerations" in the Prospectus constitute an accurate description, in general terms, of certain material Dominican tax considerations that may be relevant to investors in the American Depositary Shares, each of which will represent one share of Class A Common Stock.

We hereby consent to the reference to us contained under the captions "Tax Considerations of the Rights Offering - Dominican Republic Tax Considerations" and "Tax Considerations of Owning Shares - Dominican Republic Tax
Considerations" in the Prospectus.

Very truly yours,



/s/ PELLERANO & HERRERA
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Pellerano & Herrera